200 Connell Drive
Berkeley Heights, NJ 07922
Genta Announces Closing of Common Stock Offering
BERKELEY HEIGHTS, NJ — March 15, 2007 — Genta Incorporated (NASDAQ: GNTA) announced that the Company has closed the previously announced offering of 30 million shares of common stock for gross proceeds totaling approximately $11 million before fees and expenses. The shares were sold pursuant to the Company’s registration statement on Form S-3 declared effective by the Securities and Exchange Commission on May 11, 2004. Rodman & Renshaw, LLC served as the placement agent for the offering.
“The Company is looking forward to several key regulatory milestones, including the regulatory opinion from Europe on the Genasense marketing application for patients with advanced melanoma”, said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer. “We are also on track to file this month our appeal of the initial decision by the U.S. Food and Drug Administration on Genasense in patients with relapsed and refractory chronic lymphocytic leukemia. Proceeds from this offering will be used to support general corporate activities, including product sales from the recently announced named-patient distribution programs for Ganite and Genasense, and we expect to ship the initial inventory for that program next week.”
This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Rodman & Renshaw, LLC at 1270 Avenue of the Americas, New York, NY 10017. Fax # 212-356-0536
About Genta
Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its oligonucleotide program. Genta has completed a pending Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. Genta is partnered with IDIS on a program whereby both Ganite and Genasense are available to cancer patients on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.
Safe Harbor
This press release and the conference call to follow may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:
•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

•	the safety and efficacy of the Company’s products or product candidates;

•	the Company’s assessment of its clinical trials;

•	the commencement and completion of clinical trials;

•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

•	the adequacy of the Company’s patents and proprietary rights;

•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;

•	the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.
CONTACT:
For Genta Incorporated
Tara Spiess/Andrea Romstad
TS Communications Group, LLC
(908) 286-3980
info@genta.com